EXHIBIT 10.39

(1)           DIGITAL REALTY (PARIS 2) SCI

(2)           EQUINIX PARIS SAS

COMMERCIAL LEASE

30 SEPTEMBER 2008

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

COMMERCIAL LEASE

BETWEEN:

DIGITAL REALTY (Paris 2), a French private limited Company for property purposes (société civile immobilière) with a share capital of €866, 000. 00, having its registered office at 40 avenue Jean Jaurès, 93170 Bagnolet, registered in the Bobigny Trade and Companies Register under number 492 802 947, represented by Nick Walsh, as, duly empowered for the purposes hereof pursuant to a power of attorney appearing in Annex 1,

Hereinafter referred to as the “Landlord”,

Party of the first part,

And

EQUINIX PARIS SAS, a French limited company  (société par actions simplifiée) with a share capital of € 37. 000, 00, having its registered office at Roissy-en-France (95700) 167 rue de la Belle Etoile –Parc d'Activité Paris Nord, in the process of being registered in the Pontoise Trade and Companies Register, represented by Michel Brignano as Chief Executive Officer, duly empowered for the purpose of executing the agreement; provided however that in the event that the Tenant does not provide the Landlord with its definitive Certificate of incorporation (Kbis) within 10 business days hereof the agreement will be declared null and void, and an indemnity will be in conformity with the provisions of section 8.4 hereinafter

Hereinafter referred to as the “Tenant”,

Party of the second part,

The Landlord and the Tenant shall hereinafter be referred to individually as a “Party” and together as the “Parties”.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

RECITALS

A)
The Landlord owns a property located at 114 Rue Ambroise Croizat, 93220 Saint-Denis, which includes a single building comprised of a basement level, a ground floor, and four upper floors, to be used as a datacenter (hereinafter the "Building") and exterior circulation areas including car parks (hereinafter the “Property”).

As the Tenant has informed the Landlord of its desire to enter into a commercial lease over part of the premises in the Building as defined in Article 1 below, the Parties have agreed as follows.

B)
The Landlord is a company specialized in the housing and the rental of datacenters corresponding to power scales and electrical capacities of more than 240 Kw for a total electrical capacity as determined in relation to the total capacity of the building and the available electrical supply of electricity suppliers.

C)	Any reference to the "Recitals", an Article or an Appendix in the Lease shall be understood to mean a reference to the recitals, an article or appendix of the Lease.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

Now, therefore, the Parties agree as follows:

1.	LEASE - DESCRIPTION

1.1
The Landlord hereby grants to the Tenant, which irrevocably accepts, a commercial lease over the following premises located within the Property, of a total area of approximately 10.273 square meters, comprised of (hereinafter the "Leased Premises"):

-
premises reserved for business activities and neutral datacenter activities, in particular office areas, located on the ground floor of the Building, demarcated on the plan included in Annex 2, corresponding to a total rental space of 8 835 square meters and the technical and common areas, the latter being comprised of four high voltage electricity substations each one of them with a delivering capacity of 3 Mva;

-
premises located in a mezzanine in the Building situated above a portion of the Leased Premises, demarcated on the plan included in Annex 2, corresponding to a total rental space of approximately 1.735 square meters and the technical and common areas,

-	the exclusive right to use and access the exterior areas demarcated on the plan included in Annex 2 for its installations and equipment;

-
the right to install equipment on the roof of the Leased Premises, it being specified that there is presently no infrastructure on the roof to support such equipment. The installation of such equipment shall be carried out at the  sole expense, responsibility, and risk of the Tenant subject to the prior written approval of the Landlord, approval which the Landlord may refuse only in the event that the Tenant fails to conform to the technical and safety rules applicable to the installation of such equipment.

-	the private use of 32 parking spots on the Property;

-	free access to the visitor's parking lot;

-	the portion of the common parts relating to the aforementioned premises, as indicated are indicated on the plans appearing in Annex 2 hereto; and

as the said Leased Premises exist and extend, it being specified that any error in the description, area or composition of the Leased Premises shall not give rise to any recourse or claim on the part of the Tenant, which represents that it is fully familiar with such premises as it has seen and inspected them for the purposes of this lease (hereinafter the “Lease”).

The Tenant shall have access to a gross electric output of 12Mva for the Leased Premises.

1.2
The Parties mutually and expressly agree that the Leased Premises shall be used exclusively for business neutral datacenter activities and, in particular, as offices, and that they form an indivisible whole.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

1.3
A schedule of condition shall be drawn up at the joint expense of both Parties as soon as possible after the Lease has been signed, and at the latest on the Entry Date onto the Premises (as defined in Section 4.1.1 hereinafter). If a schedule of condition is not drawn up for any reason whatsoever, the Leased Premises shall be deemed to have been handed over in perfect condition.

1.4	Environmental and Technological Risk Statement; Energy Performance Analysis; Asbestos Report

1.4.1
In accordance with the terms of Articles L 125-5 and R 125-26 of the Environmental Code (Code de l’environnement), the Landlord has provided the Tenant, who hereby acknowledges its receipt, with an Environmental and Technological Risks Statement (état des risques naturels et technologiques) – together with its annexes -established on the basis of the information provided to it by virtue of the Arrêté Préfectoral Number 2006-45-1 of February 14, 2006, which statement is included in Annex 3. The Landlord herby informs Tenant that the Building has not sustained any loss or damage which has given rise to indemnification pursuant to Article L 125-2 of the Environmental Code or Article L 128-2 of the Insurance Code.

1.4.2
The Tenant expressly exempts the Landlord from providing to the Tenant prior to the signing of this Lease, any energy performance analysis of the Leased Premises. The Tenant declares that he has such knowledge, and hereby waives any claim against the Landlord or the Landlord Group.

1.4.3
The Landlord has transmitted, prior to the signing of the present agreement, to the Tenant, who hereby acknowledges the receipt thereof, of a  pre-construction asbestos report dated November 28, 2007, and appearing in Annex 3 hereto. The Tenant hereby declares to have perfect knowledge of this report, the Leased Premises, and the Building, and assumes all responsibility and without recourse against the Landlord and the Landlord group for the Leased Premises and the Building, in this regard.

2.	NATURE OF THE LEASE

The present lease is governed by the provisions of Articles L. 145-1 to L. 145-60 of the French Commercial Code as well as by the provisions of Articles D. 145-12 to D. 145-19 and those of Articles R. 145-1 to R 145-33 of the French Commercial Code, and by the provisions of Article 33 of the French Decree no. 53-960 of 30 September 1953.

The Tenant shall be solely responsible for the security, maintenance and insurance regarding the Leased Premises and shall reimburse the Landlord for all expenses, calculated pro rata according the leased surface area, in conformity with Article 7 below, that the Landlord may incur to maintain, insure, and secure the premises and common areas during the term of the Lease. The Tenant shall also be solely responsible for the upkeep and maintenance of all equipment installed in the Leased Premises by the

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

Landlord or Tenant subsequent to the signing of this Lease, it being specified that, with the exception of force majeure, the subsequent installation of any equipment by the Landlord is subject to prior written consent of the Tenant. The Landlord reserves the right to conduct an biannual audit of the Tenant's insurance certificates for the Leased Premises and equipment. In regards to this biannual audit, the Tenant shall make available to the Landlord the maintenance records concerning equipment installed by the Tenant in the Leased Premises. If necessary, the Landlord shall have the right to conduct physical inspections of the premises and infrastructure,  provided that the Tenant receives at least ten (10) days notice of such inspection, and that such visit does not, in any case, disrupt the Tenant's normal activities, it being specified that such inspections shall be conducted by persons with sufficient technical and professional qualifications in that field. As an essential and determinative condition, each Party hereby agrees that the information communicated or collected from the Tenant during the visits described hereinabove are confidential and constitute the exclusive information of the Parties.

If necessary, the Tenant may postpone any such inspection by forty-eight (48) hours provided it provides five (5) days advance notice to the Landlord.

These biannual audits and inspections shall be at the sole cost of the Landlord.

3.	INTENDED USE OF THE PREMISES

3.1
In accordance with Articles 1728 and 1729 of the French Civil Code, the Tenant shall use the Leased Premises without causing any disturbance and solely for business and neutral datacenter activities. This includes the Tenant providing to its customers the rooms and infrastructure necessary to store their IT and telecommunications equipment.

3.2
In general, the Tenant shall refrain from carrying on any activity that is liable to call into question the use or nature of the Leased Premises. The Tenant shall not, under any pretext, modify, even for a short time, the intended use or change the nature of the activities carried on in the Leased Premises, or carry on any ancillary or supplementary activities without the prior written consent of the Landlord.

3.3
The Tenant represents that it has obtained all the permits required in order to use the Leased Premises to perform the activity envisaged in Article 3.1 hereinabove for the entire term of the Lease and any renewals thereof. The Landlord shall not incur any liability if these permits are denied or the issue thereof is delayed. The Tenant shall be solely responsible all amounts, fees, levies, taxes and other duties relating to the activities carried on in the Leased Premises and the use thereof.

3.4
During the term of the Lease and any renewals thereof, the Tenant shall undertake, at its own expense, to obtain all administrative permits pertaining to the use of the Leased Premises and the performance of its business. The Landlord shall not incur any liability if these permits are denied, not renewed, withdrawn or the issue thereof is delayed.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

4.	TERM – POSSESSION – EARLY AVAILABILITY

4.1	Term of the Lease

4.1.1
The Lease is entered into for a fixed term of twelve (12) full and consecutive years, beginning on the entry date on to the Leased Premises, or October 1st, 2008, the date upon which the Lease shall become effective (the "Entry Date on to the Premises), and ending on September 30th, 2020.

4.1.2
In conformity to Article L. 145-4 paragraph 2 of the French Commercial Code, the Landlord and the Tenant agree that the Tenant hereby undertakes  to not  give notice of expiry at the expiration the first three three-year period of the Lease, so that the Lease shall remain in effect for a fixed term of twelve (12) years.

4.1.3
It is expressly stipulated, in the event that the Lease is renewed, it shall remain in effect for a fixed term of twelve (12) full and consecutive years, as shall all subsequent renewals. In conformity with the provisions of Article 145-4 paragraph 2 of the French Commercial Code, the Landlord and Tenant agree that in the event that the Lease is renewed under the conditions hereinabove, the Tenant shall not give notice of expiry at the expiration of each three-year period of the renewed Lease, so that the Lease shall be renewed for a fixed term of twelve (12) years upon each renewal. It being specified that the Base Rent applicable to the renewed Lease shall be equal to the Base Rent as revised in conformity with the indexation clause referred to in Article 6. The Landlord shall not take into account any improvements resulting from the Tenant's operations when determining the rent for the renewed lease.

5.	RENT

5.1
The Lease is entered into in consideration of an annual rent of three-million-two-hundred-fifty-five-thousand euros (€ 3,255,000.00) exclusive of tax and charges for all of the Leased Premises (hereinafter the "Base Rent"), is being specified that the Tenant shall benefit from a rent abatement, including for the portion of the common parts pertaining to the said premises for the period between the Entry Date on to the Premises and the end of the sixth (6th) month of the term of the Lease, or March 31, 2009.

No rent shall be payable before the end of sixth (6th) month of the term of the Lease, or March 31, 2009. The Tenant shall nevertheless pay all of the charges referred to in Article 7 below as from the Entry Date on to the Premises.

5.2
The Base Rent is currently subject to value-added tax payable at the legal rate in  force on the due date of each Base Rent installment. The Tenant shall pay all duties, taxes and levies of any kind whatsoever (including any variation in the rate of VAT) which may be due  in respect of the Base Rent, charges and other payments provided for by the Lease.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

5.3
Landlord and Tenant have agreed upon the amounts of Base Rent set forth in Article 5 as indexed by application of Article 6 hereinafter as being equal to the fair market value (valeur locative) of the Leased Premises under the terms of the present Lease, without prejudice to the Tenant's right to request a triennial "public policy" legal review of the Base Rent in conformity with the French Commercial Code. The Landlord and Tenant acknowledge and agree that the above mentioned provisions of the French Commercial Code create a rebuttable presumption that the Base Rent as set forth in Article 5, as indexed by application of Article 6 hereinafter is, in fact, equal to fair market value and should not be revised in connection with any such triennial legal review.

5.4	The Base Rent shall be payable by bank transfer, monthly and in advance, by the first day of each calendar month at the latest.

5.5	The Base Rent referred to in Article 5.1 as indexed in accordance with the terms of Article 6, shall therefore be due and payable as from the first anniversary date of the Lease.

6.	RENT INDEXATION

6.1	The Base Rent is subject to an annual increase of three percent (3%) per year, exclusive of tax and charges on each anniversary date of the Entry Date on to the Premises, or as indicated hereinafter:

Month	Monthly Base Rent, excluding taxes
1-6	Abatement period
7-12	€ 271.250
13-24	€ 279.388
25-36	€ 287.769
37-48	€ 296.402
49-60	€ 305.294
61-72	€ 314.453
73-84	€ 323.887
85-96	€ 333.603
97-108	€ 343.611
109-120	€ 353.920
121-132	€ 364.537
133-144	€ 375.473

6.2	The Parties acknowledge that this index is directly linked to the purpose of this agreement and to the Landlord’s business.

6.3	It is expressly agreed that the Rent shall not fall to below the Base Rent specified in Article 5.1 above as a result of such indexation.

6.4
Implementation of the indexation clause does not require the issuance of any notice, and the index shall apply by operation of law. In the event that the Base Rent is not immediately adjusted, it shall by no means constitute a forfeiture by the Landlord of its right to apply the index at any subsequent time with retroactive effect.

6.5
The present clause regarding the annual indexation of the Base Rent constitutes, in its entirety, a fundamental and determining clause without which the Landlord would not have entered into the Lease. In consequence, if this clause is not applied, whether in whole or in part, the Landlord alone, shall be entitled should it so wish, to terminate the Lease by operation of law by registered letter with advice of receipt (lettre recommandée avec demande d’avis de réception) or by means of a process served by a judicial officer (acte extrajudiciaire), without the need to petition a court.

6.6	This clause constitutes a contractual indexation clause and does not refer to the three-year statutory revision provided for in Articles L. 145-37 and L. 145-38 of the French Commercial Code.

7.	PAYMENT OF CHARGES, SERVICE COSTS AND EXPENSES

7.1
The Tenant shall pay the Landlord or any person or entity responsible for  the management of the Leased Premises on the Landlord’s behalf (hereinafter the “Property Manager”), upon the latter’s request, its portion of any and all charges and expenses incumbent on the Landlord as calculated on a pro rata basis of 53.18% (fifty-three and eighteen percent) of the surface areas of the warehouse as demarcated on the plan included in Annex 4, including but not limited to the following:

a)
all levies, taxes, contributions and other amounts payable now or in the future with regard to the Leased Premises, regardless of the currency, base and legal debtor thereof, in particular, the property tax, the annual tax on office space, commercial premises and storage premises in the Ile-de-France region and the tax for sweeping the roads and removing household waste,

b)	the insurance premiums referred to in Article 11.18.1 below,

c)	the Property Manager’s rental and technical management fees and expenses,

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

d)
the individual service and supply costs including heating, air conditioning and electricity costs, all costs relating to the operation, cleaning, repair and maintenance of all the facilities in the Leased Premises and the Property,

e)
the costs relating to the cleaning, maintenance and repair, compliance with current standards as referred to in Article 11.2.3, of the Leased Premises and the Building, including the repair costs referred to in Article 605 of the French Civil Code, with the sole exception of (i) major repairs as referred to in Article 606 of the French Civil Code, (ii) work carried to renovate and clean the exterior walls of the Building and (iii) work carried out to repair the common areas of the Building due to wear and tear, as referred to in Article 1755 of the French Civil Code, which shall be borne by the Landlord (it being specified that the cost of straightforward maintenance work on the exterior walls shall be borne by the Tenant and the other tenants of the Building),

f)	the services provided by the Landlord to the Tenant in conformity with Article 11.4 hereinafter,

the Base Rent collected by the Landlord shall be net of all levies, taxes, contributions, charges and expenses of any kind other than income tax.

For informational purposes, the Landlord has provided the Tenant with a non-exhaustive list of charges relating to the Leased Premises and the Building, a copy of which appears in Annex 4.

 In no event shall the Landlord cause the Tenant to bear the costs of specific service charges and services specifically pertaining other tenants or occupants of the Building and the Property from which it does not benefit.

7.2	All of the above-mentioned charges and expenses shall be paid as follows:

7.2.1
The Tenant shall pay a monthly advance on the first day of each calendar month by bank transfer, it being specified that these advances are subject to the value-added tax (VAT) at the legal rate in force on the due date of each Base Rent installment. The Tenant shall pay all duties, taxes and levies of any kind whatsoever (including any variation in the rate of VAT) that may be payable in respect of the said charges and other payments provided for by the Lease.

The Tenant undertakes to pay to the Landlord a sum of 42.269 EUR (forty-two-thousand-two-hundred-sixty-nine Euros), all taxes included as advance payment for the charges and expenses for the month of October 2008, at the latest, within ten (10) business days from the Entry Date on to the Premises.

7.2.2
This advance payment shall be payable each year on the first day of each calendar month. The amount of this advance payment shall be calculated by the Landlord or by the Property Manager by reference to the forecast budget. The Landlord or the Property Manager shall inform the Tenant of the amount payable each year.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

7.2.3	The Tenant shall also pay the Landlord the levies and taxes referred to in Article 7.1 a), within twenty (20) business days of the Tenant’s receiving the corresponding invoice from the Landlord.

7.2.4
It is hereby specified that if the forecast budget is insufficient, the Tenant shall pay the Landlord or the Property Manager all additional advance payments required to cover the Landlord’s expenses for the Leased Premises at all times, within twenty (20) business days of the Tenant’s receiving the corresponding invoice from the Landlord, accompanied by the related supporting documents.

7.2.5	An annual adjustment shall be carried out in accordance with the amount of expenses actually incurred, with the aid of various schedules.

7.3
The Tenant shall make arrangements with regard to its own telephone, fax, Internet and other telecommunications services. The Tenant shall pay the cost of its consumption of water, electricity and other utilities based on meter readings, as well as all telephone, fax, Internet and other telecommunications costs.

7.4
If individual meters are installed, the Tenant shall reimburse its share of the costs relating to its meter or sub-meter readings, as well the cost of installing, renting, maintaining and reading the said meters.

8.	PAYMENTS

8.1	The Tenant shall pay all amounts owed hereunder to the Landlord or the Property Manager by bank transfer.

8.2
Any installment of Rent and/or charges which is not paid on the due date provided for under the Lease shall incur interest per day’s delay at the legal interest rate applicable during the year in question, increased by two points, calculated prorata temporis as from the payment due date. Such interest shall be payable with the principal amount. The same shall apply to any other amount payable by the Tenant to the Landlord which is not actually paid on the due date.

8.3
Moreover, the Tenant shall pay all litigation costs arising as a result of the late payment of any amount payable hereunder or the breach of any of its obligations hereunder. Such costs shall be payable over and above any damages which the Landlord may claim from the Tenant.

8.4
If the Tenant fails to pay to the Landlord the totality of the Security Deposit referred to in Article 10.1 and the advance payment of charges referred to in Article 7.2.1 within ten (10) days, at the latest, as from the Entry Date on to the Premises, the Landlord may, in its sole discretion, declare this Lease null and void by operation of law, and without any indemnity being owed to the Tenant. The Landlord shall inform the Tenant of its decision to declare the lease null and void within two (2) business days. In the event that the Landlord does not so inform the Tenant, it will be deemed to have renounced this right.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

In the event that the Landlord invokes the nullity clause hereinabove, the Tenant shall be liable to the Landlord for a fixed and definitive indemnity of 50.000 EUR (fifty-thousand Euros), to be paid by the Tenant to the Landlord within five (5) business days as of the date the Landlord informed the Tenant of its decision to declare the lease null and void.

In the event that the Landlord renounces its right to declare the Lease null and void, the Tenant shall be liable to the Landlord for interest accruing on the amount of the Security Deposit and the advanced payment of charges referred to in Articles 7.2.1 and 10.1 at an interest rate equal to the legal interest rate as from the expiration of the above mentioned ten (10) business day period until the Security Deposit and advance payment on charges are definitively paid in full as a fixed indemnity, which may not be lowered.

9.	PENALTY CLAUSE

9.1
In the event of non-payment of any amount payable hereunder on the due date, a five percent (5%) penalty shall be applied by operation of law to the amount owed if a formal notice sent to the Tenant by registered letter with advice of receipt or served on the Tenant by a judicial officer has gone unheeded after fifteen (15) days, as compensation for the costs incurred by the management on account of such late payment. This penalty shall be increased to ten percent (10%) if a court is petitioned to collect the amount, even where an ordinary court order is issued.

9.2
This penalty shall apply over and above the late-payment interest referred to in Article 8.2 above, notwithstanding implementation of the termination clause provided for under Article 14 and the payment of any damages which the Landlord shall be entitled to claim.

10.	GUARANTEES

10.1	Security Deposit

Tenant will provide to Landlord a security deposit equal to 12 months' Base Rent, including all taxes, for the first two years of the Lease, upon which this security deposit shall be equal to 6 months' Base, including all taxes for the remaining Lease period (the "Security Deposit").

10.2	Payment of the Security Deposit

The  Tenant shall pay to the Landlord the amount of three-million-two-hundred-fifty-five-thousand Euros (3.255.000 EUR) as the Security Deposit referred to in Article 10.1 hereinabove within ten (10) business days as from the Entry Date on to the Premises.

The Landlord shall hold the Security Deposit as security for the performance by the

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

Tenant of the Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that the Security Deposit shall not be considered an advance payment of Rent or a measure of the Landlord’s damages in case of default by the Tenant.

The Security Deposit shall be held by the Landlord without liability to the Tenant for interest, and the Landlord may commingle such deposit with any other funds held by the Landlord.  Upon the occurrence of any Event of Default, the Landlord may, from time to time, without prejudice to any other remedy, apply the Security Deposit to the extent necessary to make good any arrears of Base Rent, and any other due payment, damage or injury, the amount of which shall have been conclusively determined by the parties or by an enforceable judicial decision, expense or debt caused to, or incurred by the Landlord by such Event of Default.  Following any application of the Security Deposit, the Tenant shall pay to the Landlord on demand the amount so applied in order to restore the Security Deposit to the amount immediately prior to such application.  Subject to the requirements of, and conditions imposed by, governmental laws, rules and regulations applicable to security deposits under commercial leases (the “Applicable Security Deposit Laws”), the Landlord shall, within the time required by Applicable Security Deposit Laws, or if no such requirement, within sixty (60) days after the expiration of the Term of this Lease (or the earlier termination of this Lease), return to the Tenant the portion (if any) of the Security Deposit remaining after deducting all damages, charges and other amounts owing by the Tenant to the Landlord under this Lease. The Landlord and the Tenant agree that such deductions shall include, without limitation, all damages and losses that the Landlord has suffered or will suffer as a result of any default under this Lease by the Tenant, the amount of which has been conclusively determined by the parties or by an executory judicial decision. If the Landlord transfers the Landlord’s interest in the Leased Premises during the Term of this Lease (including any extension thereof), the Landlord may assign the Security Deposit to the transferee, and upon such transfer and the delivery to the Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit, the Landlord shall have no further liability for the return of the Security Deposit.  In the event the provisions of any Applicable Security Deposit Laws, or and other laws, now or hereinafter in force, which restricts the amount or types of claims that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits, conflict with the terms and conditions of this Article 10, the terms and conditions of this Section 10 shall govern.

10.3
The terms of Article 10, above, notwithstanding, the Landlord and the Tenant agree that, in the event that the sum of the Security Deposit exceeds the total of two (2) terms Base Rent, the amount by which such sum exceeds two (2) terms Base Rent will accrue interest in conformity with the provisions of Article L. 145-40 of the French Commercial Code to the benefit of the Tenant, from the date that such amount is submitted to the Landlord, until the date upon which the sum of the Security Deposit no longer exceeds a total of two (2) terms Base Rent. Any interest that accrues to the Tenant’s benefit (a) shall not be considered to be part of the Security Deposit ; and (b) shall be forwarded to the Tenant each year within sixty (60) days after the anniversary date of the Lease.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.
10.4	Joint guaranty from EQUINIX Inc.

10.4.1
The Tenant shall provide to the Landlord, within thirty (30) business days following the signature of the Lease, a joint guaranty by EQUINIX Inc., a company governed by the laws of the United States of America having its registered office at 3500 South Dupont Highway, Dover, Delaware, 19901, United States of America, registered on the companies register under number 06293383 (hereinafter the “Guarantor”), identical to the model of which is attached as Annex 5 of this Lease, to guarantee the payment of any rent or charges which the Tenant may owe to the Landlord or for which the Landlord may be held liable on account of the Tenant hereunder, for any reason whatsoever (hereinafter the “Guarantee”). The Guarantee shall benefit the Landlord and any future owner of the Leased Premises.

10.4.2
The Guarantee shall be provided together with a legal opinion prepared by the American law firm of Gunderson-Dettmer-Stough-Villeneuve-Franklin & Hachigan LLP, confirming the corporate existence of Equinix Inc., its capacity to issue the Guarantee, and that it was executed by a duly authorised individual and that all the requisite authorizations have been granted in this respect.

10.4.3
The Tenant's failure to provide the Landlord with the original Guarantee referred to in Article 10.3, strictly identical to the model included in Annex 5, and the legal opinion regarding the Guarantee, within thirty (30) days, at the latest, will result in this Lease being declared null and void by operation of law, without any indemnity being owed to the Tenant, and without prejudice to any of the Landlords rights arising under the Lease following such nullity.

10.4.4
In the event the Tenant ceases to be a subsidiary of EQUINIX Inc., the Tenant shall provide the Landlord with a joint guaranty under the same terms and conditions issued by another company of its group whose financial position is satisfactory to the Landlord. The Tenant shall also provide the Landlord with a legal opinion prepared by a leading independent law firm under the conditions provided for in Article 10.3.2. Failing this, the Landlord may implement the termination clause referred to in Article 14. A copy of this legal opinion appears in Annex 4 of this Lease. The Guarantee shall be renewed upon each renewal of this Lease, it being specified that, under the same conditions provided for in Article 10.3.2, the Tenant must show to the Landlord that the obligations under the Guarantee have been validly authorized by the Guarantor's management and submit a legal opinion prepared by a reputable independent law firm to this effect. Failing this, the Landlord may implement the termination clause referred to in Article 14.

10.4.5
In the event of the assignment or contribution of the Lease as a result of a merger, demerger, partial contribution of assets or other operation, the Guarantee shall remain in effect and be renewed throughout the term of the Lease and any renewals thereof.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

10.4.6	If the Leased Premises are sold, the new owner shall benefit from the Guarantee simply by virtue of a notice given to the Tenant and the Guarantor by the new owner.

11.	CHARGES AND GENERAL CONDITIONS

The Lease is granted and accepted under the following conditions that the Tenant undertakes to execute and accomplish.

The present Lease is governed by the provisions of Articles L. 145-1 to L. 145-60 of the French Commercial Code as well as by the provisions of Articles D. 145-12 to D. 145-19 and those of Articles R. 145-1 to R 145-33 of the French Commercial Code, and by the provisions of Article 33 of the French Decree no. 53-960 of 30 September 1953. The Lease is a "Powered Base Building™" lease.

The Tenant shall be solely responsible for the security, maintenance and insurance of the Leased Premises  and shall reimburse the Landlord for all expenses, calculated pro rata in accordance with Article 7, that the Landlord may incur to secure, maintain, and insure the Property and common areas during the term of the Lease. The Tenant shall also be solely responsible for the upkeep and maintenance of all equipment installed in the Leased Premises by the Landlord or Tenant subsequent to the signing of this Lease, it being specified that, except in the case of force majeure, any subsequent installation of equipment by the Landlord shall remain subject to the Tenant's prior written consent. The Landlord reserves the right to conduct biannual audits of the Tenant's insurance certificates for the Leased Premises and the equipment. In the context of these biannual audits, the Tenant shall provide to the Landlord all maintenance records regarding the equipment installed by the Landlord in the Leased Premises.  The Landlord shall also have the right to conduct physical inspections of the premises and infrastructure, provided that the Tenant has received ten (10) days prior notice, and that such visit does not disrupt the Tenant's normal business activities. These inspections shall be made by persons with sufficient technical and professional qualifications in that field.

As an essential and determinative condition, each Party hereby agrees that the information communicated or collected from the Tenant during the visits described hereinabove are confidential and constitute the exclusive information of the Parties.

If necessary, and upon at least five (5) days prior notice, the Tenant may postpone any such visit by forty-eight (48) hours.

These biannual audits and inspections shall be at the sole cost of the Landlord.

11.1	Furnishing and commercial exploitation

The installation and furnishing of the Leased Premises shall be the sole responsibility of the Tenant. The installation of any equipment shall be subject to Landlord's prior written consent, such consent shall not be withheld without a valid reason.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.
As exception to the Datacenter Rules and Regulations, a copy of which is attached hereto (Annex 6), the Landlord hereby agrees that the Tenant may install, within the Leased Premises, any signs, plates, and may apply any decorations it so chooses.

In addition, the Tenant shall have the right to install equipment on the portion of the roof of the Building corresponding to the Leased Premises. There is currently no infrastructural support on the roof. The installation of such equipment shall be carried out at the sole cost, responsibility, and risk of the Tenant subject to the Landlord's prior written consent, which may refused only if the Tenant fails to comply with the technical and safety rules applicable to the installation of such equipment.

The Tenant shall furnish the Leased Premises and keep them constantly furnished with furniture and equipment in a quantity and a value sufficient to meet the Base Rent payments and to perform its obligations under the Lease.

11.2	Maintenance – Work – Repairs

11.2.1
The Tenant shall refrain from making any alteration, changing the layout, installing partitions (subject to the reservations set out below), piercing the walls, carrying out any demolition work, installing any equipment on the roof, or building any structure of any kind whatsoever on the Leased Premises and in the Mezzanine without the prior written consent of the Landlord in accordance with the procedure set forth below or of the architect and/or inspection agency and/or other skilled individuals appointed by the Landlord (hereinafter collectively the “Architect”). In the event that the nature of the work to be carried out required that the Tenant consult an Architect, and/or technical consulting firm, and/or specialist, and the Tenant did not do so, the Architect’s fees shall be borne by the Tenant.

Without prejudice to the foregoing paragraph, the Tenant shall be authorised to carry out all other work, in particular, on the surfaces (painting, wall and floor coverings).

With regard to work requiring the Landlord's approval, the Tenant shall submit a request to the Landlord, including a description of the work planned, accompanied by the related technical and architect’s plans, a risk analysis, a provisional work timetable and a report issued by an approved inspection agency without any reservations. The Landlord shall not withhold its authorization of such work without valid reason.

With regard to all of the Tenant’s initial fit-out work upon its entry on to the Leased Premises, the Landlord undertakes to reply within no more than fifteen (15) days of receipt of the complete file referred to above. In the absence of a reply within this time limit, the Landlord shall be deemed to have accepted the Tenant’s work.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

With regard to all subsequent work, this time limit of fifteen (15) days shall be increased to one (1) month.

The work must be carried out by duly qualified contractors.

Before any work is carried out, contractors working on the infrastructure on behalf of the Tenant must be approved by the Landlord, which shall not withhold its authorisation of such work without valid reason.

The Landlord shall be entitled to instruct the Architect to check that the work complies with trade standards and the permit granted. The Architect’s fees and expenses shall be borne by the Tenant.

The Parties expressly agree that the Landlord shall not incur any liability under any circumstance vis-à-vis the Parties or third parties, due to the Landlord and/or the Architect having authorised the Tenant to carry out work, or due to the Architect's monitoring overseeing the performance there of or the Landlord having approved the contractors who perform such work.

The Tenant undertakes to bear all the consequences of any damage caused to the structure and solidity of the Leased Premises and on account of its work and to indemnify the Landlord and any third party for damage of any kind whatsoever caused by performance of the said work.

The Tenant shall be prohibited from installing any systems and facilities which may impede access to the fan coil units, air conditioning units, inspection trap doors, waste traps, stop taps and meters, pipes or any other systems and facilities which may be present in the Leased Premises.

The Tenant shall assume full responsibility for all of this work and shall insure or arrange insurance coverage for all of the risks incurred through insurance policies obtained from a reputable insurance company.

In this respect, the Tenant undertakes to provide the Landlord, upon its request with a copy of (i) the insurance policies referred to in Article L. 242-1 of the French Insurance Code (dommages-ouvrages; builder’s liability insurance) and, where applicable, property developer’s liability insurance in accordance with the provisions of Articles L. 241-1 and L. 242-2 of the French Insurance Code and (ii) the general professional liability insurance policy (RC exploitation – RC maitre d'ouvrage).

The Tenant shall also provide proof that all of these contractors and their subcontractors, if any, are, at the time they perform the work, covered by a ten-year professional liability insurance policy in accordance with the French Act of January 4, 1978 and its implementing decrees, as well as by a chief executive’s liability insurance policy.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

With regard to the performance of such work, the Tenant shall comply with trade standards and the provisions of French laws and regulations. Moreover, it shall be solely responsible for filing all declarations and/or obtaining all administrative permits required to perform this work and shall pay all taxes due in relation to such permits (in particular, the local facilities tax), such that the Landlord is held harmless in this respect at all times.

Upon completion of the work, the Tenant shall provide the Landlord with a report prepared by an inspection agency, which certifies that the work is in conformity with the French laws and regulations in force, particularly in regards to safety matters. The inspection agency’s fees shall be borne by the Tenant. The Landlord may visit the site to ascertain that the work performed complies with the plans originally submitted for its approval.

In the event of non-conformity, the Tenant shall perform any additional work or alterations demanded by the Landlord in a registered letter with advice of receipt within three (3) months.

11.2.2
Notwithstanding any provision in this Lease to the contrary, the Tenant shall not make or cause to be made any alterations, additions, improvements or replacements to the Leased Premises, any other part of the Building, or the Property, the Datacenter, or any other portion of the Building or Property (collectively, “Alterations”) without the Landlord's prior written consent, which consent shall not be withheld without a valid reason. provided, however, that Landlord’s consent shall not be required for any usual and customary installations, repairs, maintenance, and removals of equipment and telecommunication cables within the Leased Premises, if and to the extent that such installations, repairs, maintenance, and removals, (i) are usual and customary within the Tenant's business activities, (ii) are of a type and extent customarily permitted to be made without consent by landlords acting consistently with Institutional Owner Practices (defined below) leasing similar space for similar uses to similar tenants, (iii) are in compliance with the Datacenter Rules and Regulations, and (iv) will not affect the Building’s structure, the provision of services to other Building tenants, or the Building’s electrical, plumbing, HVAC, life safety or mechanical systems. For example, Landlord’s consent would be required for the installation of overhead ladder racks that are attached to the ceiling while Landlord’s consent would not be required for the installation of equipment which does not involve drilling into the floor or ceiling.  For purposes hereof, “Institutional Owner Practices” shall mean practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class datacenter or telecommunications projects in France. In addition, the Landlord and Tenant agree that the Landlord must give his consent (or objection) to the Tenant's Alteration request within ten (10) calendar days following such request In the absence of a reply within this time limit, the Landlord shall be deemed to have consented to the Tenant's requests, which must, in all cases, be sent to the Landlord by registered letter with advice of receipt.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

11.2.3
Throughout the term of the Lease and any renewals thereof, as from the date on which the Tenant occupies the Leased Premises, it shall maintain the whole of the Leased Premises, as well as all fit-out work, systems and facilities, improvements and embellishments it effectuates which constitute fixtures, particularly Infrastructural Equipment as defined in Article 11.6 hereinafter, in a good state of cleanliness, maintenance and repair, and make all necessary replacements to the foregoing, with the sole exception of (i) major repairs as referred to in Article 606 of the French Civil Code, (ii) work carried out to renovate and clean the exterior walls of the Property and (iii) work carried out to repair the common parts of the Property due to wear and tear, as referred to in Article 1755 of the French Civil Code, which shall be borne by the Landlord (it being specified that the cost of ordinary maintenance work on the exterior walls shall be borne by the Tenant and the other tenants within the Property). At the end of the Lease or when the Tenant vacates the Leased Premises, the Tenant shall surrender the Leased Premises and Infrastructural Equipment; as defined in Article 11.6 below, in a good state of cleanliness, maintenance and repair, consistent with the Leased Premises being used in a normal way during the term of the Lease, as determined by reference to the schedule of condition established by Parties in accordance with that specified in Article 1.3 hereinabove.

The Tenant shall enter into, at its own expense, contracts for all upkeep and maintenance of the air conditioning units, power distribution circuits, the low voltage main panels (TGBT) and uninterruptible power supplies (UPS) within the Leased Premises, providing these are required for operating purposes, without any right of recourse against the Landlord.

The Tenant shall have access to a gross electric output of 12 Mva for the Leased Premises, it being specified that the Landlord shall not disturb the Tenants use of such power. The Tenant shall be solely responsible for entering into all electricity supply contracts for the Leased Premises and shall bear all costs relating to the provision of this electricity supply to said premises.

11.2.4
Throughout the term of the Lease and any renewals hereof, the Tenant shall also pay the cost of any work required to make the Leased Premises and the Property secure and/or to bring them into conformity with any laws and/or regulations of any kind whatsoever, in particular, those applicable to security and the environment.

11.2.5
In derogation to Article 1755 of the French Civil Code, the Tenant undertakes to pay the cost of and to assume full responsibility for all repair work carried out on the Leased Premises and installations and equipment contained therein and, where applicable, replacement items, even if such repairs, work or replacements are the result of wear and tear or a force majeure event.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

11.2.6
If it is established that the Tenant has failed to comply with its obligations under Articles 11.2.3 to 11.2.5 above or if any damage is caused to the Leased Premises by the Tenant, its staff, visitors, customers or subtenants, the Landlord shall issue a formal notice to the Tenant to cure such breach within fifteen (15) days.

11.2.7
If the Tenant fails to cure such breach within the time limit set in the aforementioned formal notice, the Tenant shall reimburse to the Landlord at the latter’s first request, the cost of all repairs carried out by the Landlord because of the Tenant's failure to comply with its obligations under Articles 11.2.3 to 11.2.5 above or if any damage is caused to the Leased Premises by the Tenant, its staff or visitors.

11.2.8
The Tenant shall promptly dismantle and remove, at its expense, any and all formwork, fittings, decoration, windows, plates or other facilities of any kind whatsoever that need to be moved either to detect and repair leaks of any kind, cracks in the flue and ventilation pipes, in particular following a fire or infiltration or, in general, to perform maintenance work in the Building.

In the event of a Roof Water Leak, the Landlord agrees to use its best efforts to (a) commence its repair of such Roof Water Leak within twenty-four (24) hours following receipt of written notice from the Tenant of the need for such repair, and (b) diligently pursue such repair to completion thereafter.  The foregoing notwithstanding, the Landlord and the Tenant agree that the Landlord’s failure to commence such cure within the aforementioned twenty-four (24) hour period shall, in no event, be a default by the Landlord hereunder.  However, if the Landlord fails to commence its repair of a Roof Water Leak within forty-eight (48) hours after the Landlord’s receipt of notice thereof from the Tenant, the Tenant may (after notice by Tenant to Landlord), but shall not be obligated to, undertake to repair the Roof Water Leak.  In such event, the reasonable amounts expended by the Tenant in connection therewith shall be reimbursed by the Landlord to the Tenant within twenty (20) days after Tenant’s written demand therefor.

For the purposes of this Lease, the term “Roof Water Leak” shall mean and refer to a water leak in the Building’s roof structure, but shall not include, for example, any leak from plumbing, chilled water pipes, otherwise in connection with any air conditioning systems within (or on the roof of) the Building, or otherwise in connection with any element of the Building for which Tenant has the maintenance and repair obligation hereunder.

11.2.9
The Tenant shall pay the cost of all repair work, improvements, modifications or even new structures which the Landlord reserves the right to carry out or erect, even if they are not to the Tenant's benefit, irrespective of the inconvenience caused and the duration thereof, even if the latter exceeds forty

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

(40) days – by way of exception to Article 1724 of the French Civil Code – without any indemnity being payable by the Landlord and without any reduction in Base Rent, providing that (i) the foregoing are carried out with due care, (ii) the necessary steps are taken in agreement with the Tenant to restrict the disturbance that may result thereof and to ensure that the Tenant has ongoing access to the Leased Premises and that it can perform its business therein and (iii) after the work has been carried out, the Tenant’s enjoyment of the Premises is not diminished in any way. By way of exception to Article 1723 of the French Civil Code, the Tenant shall allow the Landlord to make any changes to the Property it considers necessary, to the exclusion of the interior of the Leased Premises, without any indemnity being owed by the Landlord, providing that that such alterations to not affect the Tenant's enjoyment of the Leased Premises. Any such changes shall be made with all due care and the necessary steps shall be taken in agreement with the Tenant, it being specified that such work, must not in any case disrupt the Tenant's normal business activities in the Leased Premises.

11.2.10
Providing that its business is not affected, the Tenant shall allow the installation of cables, piping and pipes which are connected to the common systems and facilities or other private areas if the common parts cannot be used, as well as the installation of the related drain cocks, sight holes, etc. Moreover, the Landlord shall be entitled to install, maintain, repair, replace and modify all cables, pipes and connections of any kind which may be connected to or cross through the Leased Premises, without any indemnity being owed to the Tenant. Providing that its business is not affected, the Tenant shall also pay the cost of any changes made to the supply, connection and replacement of meters and interior systems and facilities which may be imposed by utilities suppliers or companies responsible for maintaining the supply of water, electricity and telecommunications facilities, heating, air conditioning and other systems, facilities or services.

However, the Landlord undertakes to take all the necessary measures to restrict, where possible, the disturbance that may be caused by such work such that the Tenant can continue to perform its business in the Leased Premises.

The Landlord authorizes the Tenant, as of the execution date of this agreement, to install a maximum of twelve (12) technical ducts of a maximum of 80 mm each, grouped into routes, for the sole purpose of connecting the Leased Premises with the premises in the Building already occupied by the EQUINIX FRANCE SAS under the terms of the commercial lease dated July 21, 2006. An example of how the ducts may be routed appears in Annex 11.

Before any installation of one or more technical ducts, the Tenant must obtain the Landlord's prior written approval with regard to their exact placement and installation method, approval which the Landlord may refuse only in the event that the Tenant fails to conform to the technical and safety rules applicable to

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

the installation of such equipment.

In the event that the above mentioned lease of July 21, 2006 terminates, for any reason whatsoever during the term of the present Lease, the Landlord hereby authorizes  the Tenant to extend its fiber optical connections already in place between the Leased Premises and those previously leased under the abovementioned lease of July 21, 2006 to a technical area located in the basement of the Building, demarcated on the plan included in Annex 7.  The Tenant may access this technical area only for the sole purpose of carrying out the abovementioned extensions.  In particular the Tenant may not install any equipment or material other than that strictly necessary for the connections described hereinabove. The Tenant may effectuate maintenance operations on such equipment only with the Landlords express consent.

11.2.11
The Tenant shall refrain from installing any external roof, canopy, removable awning or exterior blind of any kind without the prior written consent of the Landlord and any administrative permits required. The Tenant shall pay any fees that may be owed to the authorities in this respect.

11.2.12
The Tenant shall pay the cost of any work which may be carried out on the public thoroughfare or in neighbouring properties, even if its use of the Leased Premises is disturbed, without any right of recourse against the Landlord. The Tenant shall exercise any right of recourse against the authorities, contractors or neighbours and shall hold the Landlord harmless in this respect.

11.2.13
The Tenant shall refrain from forcing the walls and floors to bear any loads which exceed the weight-bearing capacity of 1,200 kg per square meter, on penalty of being required to carry out the necessary repair work at its expense and to pay damages. Likewise, the Tenant shall ensure that the lifts and freight elevator are not overloaded and that the lift cabins are not damaged.

11.2.14
Mezzanine. Before installing any equipment on the mezzanine the Tenant shall carry out, at its sole expense, responsibility, and risk, all work necessary to render the mezzanine in compliance with the standards imposed by any applicable laws, in particular, fire safety matters, and the construction of an emergency exit. The Tenant shall obtain the Landlord's prior written approval under the conditions of Article 11.2.1 hereinabove, approval which shall not be withheld without a valid reason.

11.3	Electricity Consumption

The Tenant’s actual electricity consumption for the Leased Premises, as reasonably determined by the Landlord shall not, at any time, exceed 12 Mva for the Leased Premises (the “Electricity Consumption Threshold”).  All equipment (belonging to the Tenant or otherwise) located within the Leased Premises shall be included in the

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

calculation of the Tenant’s actual electricity consumption for the Leased Premises.  For the avoidance of doubt, the Landlord and the Tenant acknowledge that the Electricity Consumption Threshold exists so that Landlord is better able to (a) budget the amount of power available at the Building among the existing and future tenants of the Building, (b) enhance the safeguarding, in accordance with National Electrical Code Guidelines, of persons and property.  As such, the Tenant agrees that it will actively monitor the electricity consumption for the Leased Premises to ensure that such consumption does not exceed the Electricity Consumption Threshold.  Additionally, in the event that the electricity consumption in the Premises does exceed the Electricity Consumption Threshold (each such event, an “Electricity Consumption Threshold Overage”), the Tenant agrees to take immediate action (regardless of whether the Tenant has received notice of such Overage from Landlord) to power down items of equipment in the Leased Premises in order to cause power consumption in the Premises to be at or below the Electricity Consumption Threshold.  Additionally, in the event that (i) the Tenant receives a notice from the Landlord related to any Electricity Consumption Threshold Overage, and (ii) the Tenant has not remedied such Overage within seventy-two (72) hours after its receipt of such notice from the Landlord, the Landlord must provide to the Tenant written notice of this default.

In the event that the Landlord receives notice from the Tenant's electrical supplier that the Tenant has exceeded the maximum electricity consumption provided for by the Tenant's electricity supply contract, the Tenant shall directly contact such supplier and undertake all measures required by that supplier, in particular to cause its electricity consumption to bebelow the Electricity Consumption Threshold.

11.4	Security – Surveillance

The Landlord agrees to provide to the Tenant, upon the Tenant's request and at the Tenant's expense, during the term of the Lease, in accordance with the principles set out in the Datacenter Rules and Regulations, the following services:

(i) Security: access control to the Building as the Landlord finds reasonable necessary; provided, however, that the Tenant shall compensate Landlord for all additional costs incurred in making all modifications necessary for this purpose, other than standard modifications; and

(ii) Surveillance: the Landlord agrees to make available to the Tenant one or more security guards to control movement on the Property and  in the Building, twenty-four (24) hours a day, seven (7) days a week, three-hundred-sixty-five (365) days per year.

11.5	Additional charges

In addition to the payment of rent, upkeep and maintenance fees, and for the services hereinabove, the Tenant shall, under the terms of Article 7, reimburse the Landlord for all real property taxes, accounting fees, building management fees, and all other expenses incurred by the owner for the day to day management of the Building during the term of the Lease.

11.6	Right of first refusal

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

The Landlord and the Tenant are have agreed that during the term of the Lease, in regards to certain of the Landlord's potential tenants, a list of whom appear in Annex 8 (hereinafter "Potential Tenants"), the Tenant shall have priority over the Potential Tenants to enter into a lease for the space offered by the Landlord to the Potential Tenants and under the same conditions as the Potential Tenants.

In the event where a Potential Tenant or a company of the same group as defined by the provisions of Article L. 233-3 of the French Commercial Code, may seek to enter into a lease for all or part of the vacant premises on the Property, the Landlord shall address to the Tenant, by registered letter with acknowledgement of receipt (hereinafter the "Notice") offering it a Lease for all or part of the such premises under the same terms and conditions as those offered by the Potential Tenant.

The Notice by the Landlord shall designate the surface area concerned by the Notice, the rental amount offered by the Potential Tenant, as well as all other charges and conditions offered by the Potential Tenants.

The Tenant may notify the Landlord of his intention to exercise his right of first refusal, as to the entirety of the such premises under the same terms and conditions as described in the Notice, by registered letter with advice of receipt within twenty (20) days following its receipt of the Notice.

In the event that the Tenant does not notify the Landlord of his intent to exercise this right under the conditions hereinabove, it shall be considered to have definitively and irrevocably waived its right of first refusal for the lease of such premises. The Landlord shall be free to lease them to any Potential Tenant it may choose.

11.7	Ownership of fittings etc. at the end of the Lease

All of the fittings, systems and facilities, improvements and embellishments, in particular, all Infrastructural Equipment as defined hereinafter, made or installed by the Tenant or by the Landlord upon the Tenants request, shall become the property of the Landlord upon termination of possession, without any indemnity being payable to the Tenant and without prejudice to the Landlord’s right to require that the Leased Premises be returned to their original condition, in whole or in part, at the Tenant’s expense, and with in sixty (60) days following the Tenant's receipt of written notice by the Landlord.

In particular, the Landlord may require that, the Tenant remove, at its expense:

(i) all of the equipment that it may have installed in the unloading bay under the roof at the rear of the Property along the eastern wall of the Building, which is outlined on the plan appearing in Annex 2, and

(ii) all Other Equipment, as defined below, independent of any removal of any Infrastructural Equipment.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

In the event that the Tenant has not removed such items within this period, the items referred to in the notice shall be considered to be abandoned by Tenant and the Landlord may freely use or dispose of them without giving rise to an indemnification obligation towards the Tenant. In addition, without prejudice to the foregoing, in the event that the Tenant has not removed such items with in the abovementioned period, the Landlord may undertake to remove such items and demand compensation for the expenses incurred in such removal; in this case, the Tenant shall reimburse the Landlord within forty-five (45) days following the Landlord's request, all fees incurred in removing such items and restoring the premises to their original condition, as well as an amount equal to ten percent (10%) of such costs corresponding to the administrative expenses of such operations. It is specified that this disposition shall remain effective for as long as necessary following the expiration of the term of this Lease.

"Infrastructural Equipment" shall mean and include all electrical and power equipment (particularly, the PDU, UPS, batteries, generators, strong current cables, and all other electrical/power transmission cords and cables), all equipment relating to the air conditioning system (particularly, the CRAC units, the CRAH units and/or all water cooling systems) and all Building security and system monitoring equipment installed or placed in any location of the Building or Property.

"Other Equipment" shall mean and include all fittings, furnishings, and other property of the Tenant (including computer systems and equipment, shelves and cabinets) and all communication cables, connection lines (other than Infrastructural Equipment) installed or placed by or for the Tenant in the Building.

"Termination of Possession" for the interpretation of this Article 11.7, shall mean the date on which the Lease actually ends, even if this falls before the contractual date of expiry hereof.

11.8	Disturbances

11.8.1
The Tenant shall refrain from using any slow combustion appliances or appliances which produce harmful gases. The Landlord shall under no circumstances be liable for any damage to property or bodily injury caused by such appliances; the Tenant shall refrain from using any appliance which generates noise in excess of the noise regulations in force and from using any electrical appliance or any other device that causes disturbance to telecommunications apparatus unless such appliances and devices are equipped with devices which prevent annoyance to others.

11.8.2
If the Tenant uses any radio, television, or other appliances, it shall take the necessary measures, to eliminate noise or interference affecting its reception of the signal, without any right of recourse against the Landlord.

11.8.3	As the Tenant must refrain from disturbing the neighbours, it shall handle any claims made by neighbors or third parties at its own risk and expense, in

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

particular due to noise, odours, heat, vibration or radiation caused by the Tenant or the equipment and machinery it owns (or which is in its custody for any reason whatsoever), without any right of recourse against the Landlord, even if the Landlord authorized the installation of such equipment and machinery.

11.9	Plates and signs – Antennae – Roof

11.9.1
The Tenant shall refrain from displaying any items on the windows, walls or sills. It is also prohibited from affixing plates, signs, boards, notices and paintings on the doors, windows, exterior walls, sills, string courses or piers outside or at the entrance to the Leased Premises. Reciprocally, the Landlord expressly undertakes that other tenants and occupants of the Building will not place any plates, signs, boards, notices, and paintings on the doors, windows, exterior walls, sills, string courses or piers outside or at the entrance to the Building.

11.9.2
However, the Tenant shall be authorised to affix a plate at the entrance to the Leased Premises bearing all useful information on its name and business, provided that it complies with a standard-form plate and the dimensions previously approved by the Landlord and, where applicable, the competent authorities.

11.9.3
The Tenant shall also have the right to install construction material on the portion of the roof corresponding to the Leased Premises. There is currently no infrastructural support on the roof. The installation of such equipment shall be carried out at the sole cost, responsibility, and risk of the Tenant subject to the Landlord's prior written consent, which the Landlord may refuse only in the event that the Tenant fails to conform to the technical and safety rules applicable to the installation of such equipment.

11.9.4
The installation of any antenna and/or air conditioning unit shall be subject to the Landlord’s prior written approval of the aforementioned works file under the conditions set forth in Article 11.2.1. The relevant request must include a description of the antennae and/or air conditioning unit which the Tenant wishes to install.

The Tenant shall be solely responsible for filing all declarations and/or for obtaining all the administrative permits required to install such antennae and the related equipment as well as for the payment of all taxes arising in connection with such permits.

The Tenant shall service and maintain, solely at its expense, all antennae and the related equipment such that they remain in a perfect state of repair at all times throughout the term of the Lease and any renewals thereof.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

The Tenant shall be solely responsible for any claim or request for indemnification, on any ground whatsoever, made by any third party or other tenant who complains of a disturbance or interference caused to the analog signal on account of the Tenant’s systems and facilities, such that the Landlord shall be held harmless in that respect.

The Tenant shall repair, at its own expense and at the Landlord’s first request, any damage to the roof of the Property caused by the installation, maintenance, repair, operation, dismantling or removal of antennae and the related equipment and return such damaged areas to the condition in which they were found prior to installation.

11.10	Inspection of the premises – Vacation – Final schedule of condition

11.10.1
The Tenant shall give the Landlord, its agents, contractors and workers and the Architect access to the Leased Premises at all times, subject to at least seventy-two (72) hours’ notice, except in case of an emergency, in order to inspect and check the condition of the Leased Premises and the Building, as well as to repair and maintain them at the Tenant’s risk and expense should the Tenant have failed to fulfill its obligations arising in connection with Article 11.2 above fifteen (15) days after the dispatch of a formal notice which remains unheeded, except in the case of an emergency. The Tenant may, if it so wishes, instruct its staff responsible for security in the Leased Premises to accompany these individuals at no expense to the Landlord. If immediate access to the Leased Premises is required on account of an event that is liable to lead to harmful consequences and it is not possible to contact any of the Tenant’s representatives, the Landlord shall be expressly authorised to cause the doors to be opened by a locksmith whose fee shall be reimbursed by the Tenant.

11.10.2
If the Leased Premises are sold or notice of termination of the Lease has been given, the Tenant shall, at least during the last six (6) months of the Lease, allow the Landlord’s representative(s) to visit the premises on any business day between 9 a.m. and 12 noon and 2 p.m. and 4 p.m. and at any other time with the Tenant’s consent (which may only be refused for a legitimate reason), subject to at least seventy-two (72) hours’ notice. The Tenant must also allow a board to be affixed at any place which the Landlord deems appropriate, provided that it does not disrupt the Tenant’s business.

11.10.3
Within the last six (6) months prior to the Tenant’s vacating the Leased Premises, the Tenant shall allow the Architect or any other representative of the Landlord to draw up a preliminary final schedule of condition in the presence of both Parties which indicates any repairs, cleaning, major repairs and replacements required for which the Tenant is responsible under the Lease. The Tenant undertakes to carry out the foregoing tasks, where applicable, before vacating the Leased Premises, at its expense and in

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

accordance with Article 11.2 above.

Moreover, the Landlord shall inform the Tenant of the items it wishes to retain and those it wishes to be disposed of at least three (3) months before expiry of the Lease. Failing this, the Landlord shall be deemed to have elected to retain the Tenant’s amenities.

In the event that work has not been carried out on the date on which the Tenant hands over the keys, the Landlord may arrange for such work to be executed by the contractors of its choice and claim the cost thereof from the Tenant in addition to the penalties provided for in Article 11.9 below.

11.10.4
A final schedule of condition shall be drawn up in the presence of both Parties, the Tenant having been duly called to attend, no later than on the date of expiry of the Lease, once the Tenant has fully vacated the Leased Premises and before the keys are handed over. If the Tenant fails to attend the meeting, the schedule of condition shall be drawn up by a judicial officer whose fees and expenses shall be paid in equal amounts by the Parties. Such schedule of condition shall include a list of the repair work incumbent on the Tenant hereunder and, in particular, the repair work mentioned in the preliminary schedule of condition which has not been carried out upon that date, as well as any work required but that did not appear necessary during preparation of the preliminary schedule of condition on account of the fact premises had not been entirely removed of all furniture, systems, facilities and equipment.

11.10.5
If the Tenant fails to carry out the requisite repairs, cleaning, major repairs and replacements required before vacating the Leased Premises in accordance with the terms of the Lease or if it fails to vacate the premises on the scheduled date, the Tenant shall owe the Landlord a daily indemnity as from the date of expiry of the Lease, payable one week in arrears, equal to one and a half times the daily Base Rent, plus charges, calculated on a daily basis for the period required to return the Leased Premises to their original condition.

The Tenant shall pay the sums due in this respect upon the first request from the Landlord or the Property Manager.

11.10.6
The Tenant shall give at least one (1) month’s notice of the date on which it intends to vacate the premises in order to enable the Landlord to make the statutory declarations with the tax authorities.

11.11	Sundry requirements

11.11.1
The Tenant shall at all times strictly comply with the provisions of all laws, instructions, regulations and orders applicable to the Leased Premises throughout the term of the Lease (in particular, by arranging for approved bodies to carry out the regulatory verifications and inspections of all systems

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

and facilities within the Leased Premises in accordance with the regulations laid down by the French Fire Insurance Companies Committee(Association Plénière des Sociétés d'Assurance Incendie)) by providing the Landlord with all supporting documents upon the latter's first request, in particular with regard to the execution, at its expense and under its responsibility, by contractors supervised by skilled individuals who meet the requirements referred to in Article 11.2 above, of all work imposed under the said provisions, as well as those applicable to roadways, cleanliness, the police, safety and the labor inspectorat, and to bear the related expenses, such that the Landlord is held harmless in respect of any failure by the Tenant to comply with the foregoing provisions.

In consequence, the Tenant shall comply, at its sole expense, with all obligations laid down by the authorities (with regard to health, the environment, safety, employment legislation, etc.) pursuant to regulations, orders and all other provisions in force now or in the future and with all instructions, claims or orders which may be issued by the said administrative authorities.

The Tenant shall arrange for its systems and facilities – in particular, its electrical and fire safety systems and facilities – to be inspected by an approved organisation whenever required to do so by an applicable regulation and it shall make any changes to such systems and facilities requested by the inspection organisation. Likewise, the Tenant shall arrange for safety inspections to be carried out periodically on all of its plant. The Tenant shall provide proof, at the Landlord’s first request, that it has taken out all the contracts required or deemed advisable with regard to the technical management of the Leased Premises with qualified firms and that it has complied with all instructions given by inspection bodies.

The Tenant shall carry out all work to bring [the Leased Premises] into conformity under this Article 11.11.11 under the conditions provided for in Article 11.2.1.

11.11.2	The Tenant shall promptly inform the Landlord of any damage caused to the Leased Premises and the Building.

11.11.3
The Tenant and the Tenant's agents, employees and, and invitees shall comply fully with rules and regulations appearing in Annex 6 (hereinafter the "Datacenter Rules and Regulations"). The Landlord shall at all times have the right to change such rules and regulations or to amend or supplement them in such manner as may be deemed by the Landlord in the exercise of its sole but good faith discretion, for the safety, care and cleanliness of the Leased Premises, the Building and the Property and for preservation of good order therein, all of which Datacenter Rules and Regulations, as changed, amended, and/or supplemented from time to time, shall be fully carried out and strictly

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

observed by the Tenant, provided such change is notified to the Tenant, and that such change to the Datacenter Rules and Regulations may not increase the Tenant’s monetary obligations under this Lease or unreasonably interfere with access to or the beneficial use of the Leased Premises for the permitted uses.  In the event of a conflict between the Datacenter Rules and Regulations and the terms of this Lease, the terms of this Lease shall govern. Landlord shall apply the Datacenter Rules and Regulations uniformly to the tenants of the Property.

11.11.4
Subject to the terms of Article 11.2.9 above, the Landlord may, if it considers it appropriate, prohibit access to some or all of the common parts of the Building, place boundaries or take any measures to this end, or temporarily close all or part of the common parts or that it deems necessary to carry out repairs and work, provided that the Tenant retains possession of and/or full access to the Leased Premises.

The Landlord reserves the general right to make any changes or alterations to the common parts at its expense without seeking the Tenant’s approval, provided that this does not affect the conditions of possession of the Leased Premises; the Landlord may also take all decisions regarding the use of the Leased Premises, provided that the Tenant retains possession of and normal access to the Leased Premises.

11.12	Levies and taxes

11.12.1
The Tenant shall pay all taxes and contributions, imposed now or in the future, and any increases thereto, in particular, business and real property taxes, city, police, and roadway taxes, and all other taxes, duties, and fees and all national, regional, departmental, municipal, or other taxes, of any kinds and regardless of whether they are attributable to the Tenant or the Landlord, such that the Landlord is held harmless in that respect, and shall provide the Landlord with proof of payment thereof, at the latter’s request, before vacating the premises.

11.12.2
If, for any reason whatsoever, the Landlord is charged business tax with regard to the Leased Premises (in particular, if the Tenant is not liable for the said tax), the Tenant hereby undertakes to reimburse the amount of the said tax to the Landlord upon the latter's first request.

11.12.3
On the date on which the Tenant vacates the Leased Premises, it shall provide the Landlord with proof that it has taken all the necessary steps to inform the tax authorities that it is vacating the Leased Premises such that the Landlord is held harmless in respect of the levies and taxes for which the Tenant is liable.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

11.13	Liability and claims

11.13.1
The Tenant shall protect and monitor the Leased Premises and its property, as it considers appropriate, to the extend that such services provided within the Leased Premises do not suffice. In particular, the Landlord shall not have any liability in the event of theft, attempted theft, any other tortious act or offence committed by a third party or any other illegal act (voie de fait) of which the Tenant may be a victim in the Leased Premises.

11.13.2
Moreover, the Tenant shall be responsible for any disturbance or damage caused in the Leased Premises by third parties on account of any illegal or other action, in particular, in the event of a disturbance, disruption, noise (including structure-borne noise) or acts for which its staff, suppliers, clients or subtenants are responsible, without any right of recourse against the Landlord. The Tenant expressly waives any right of recourse and legal action against the Landlord with regard to damage caused to the Leased Premises in the event of a disturbance, riot, strike or civil war and with regard to any disruption.

11.13.3	In the event of a compulsory purchase order in the public interest, the Tenant may only exercise its rights against the expropriating party and shall not make any claim against the Landlord.

11.13.4
The Tenant shall refrain from making any claim in the event of the interruption of or problem with the supply of utilities in the Leased Premises, in particular (where applicable), the supply of gas, water, electricity and drainage facilities, or in the event of the stoppage of the heating, lifts, air conditioning, ventilation, telephone or any other similar service on account of the relevant suppliers work or repairs, freezing temperatures, or any other cause beyond the Landlord’s control. Moreover, the Landlord shall notify the Tenant of interruptions in these utility services even where it has received express advance notice thereof.

11.14	Health and safety

11.14.1	Fundamental and determining condition

The Landlord and its representative attach great importance to compliance with the Prevention, Health and Safety regulations. All the terms of this Article 11.14 constitute a fundamental and determining condition without which the Landlord would not have entered into this agreement.

11.14.2	Tenant’s commitment

The Tenant undertakes to comply with all prevention, health, and safety

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

regulations, including all written instructions from the Property Manager or the Landlord with regard to the technical management of the Property, and to ensure that its staff, clients and suppliers also comply therewith. In particular, the Tenant undertakes to comply with French Decree no. 92-158 of  February 20, 1992 relating to the rules applicable to work carried out in an establishment by an outside contractor.

In the event the Landlord arranges for an outside contractor to work in the Leased Premises or in the common parts accessible to the Tenant, the Landlord shall provide the Tenant with the contact details of the contractor(s) before work commences to enable the Tenant to determine, in agreement with these contractors and the Landlord, any preventive measures and, if necessary, a prevention plan.

11.13.3	Tenant’s work

In the event the Tenant carries out work in accordance with Article 11.2 above, it must be carried out in compliance with the Prevention, Health and Safety regulations. In its capacity as a chief executive, the Tenant shall be under an obligation to comply with the applicable regulations, in particular French Decree no. 92-158 of February 20, 1992 (Articles R.4511-1 to R.4514-4 of the French Employment Code) and Decree no. 94-1159 of December 26, 1994 (Articles R.4531-1 to R.4532-98 of the French Employment Code), such that the Landlord and its representative are held harmless in all of these respects.

Said work must not have any impact on the security of the Property or its common parts. If the work does have such an impact, the Tenant shall have sole criminal and civil liability therefore.

11.15	Specific Agreement Regarding Building Siding

Landlord and Tenant acknowledge and agree that, as of the signature of this Agreement, there are several holes in the façade of the Building as described in Annex 9 (hereinafter, the “Façade Holes”).

The Landlord and the Tenant further agree that it shall be the sole responsibility of the Landlord to perform the permanent repair of said Façade Holes, but that such permanent repair is not scheduled to occur in the near term.

Landlord agrees, as Landlord’s sole obligation in regards to the Façade Holes and the repairing thereof, to create temporarily patch the Façade Holes in accordance with the working plan and schedule included in Annex 9 (hereinafter, the “Post-Commencement Date Building Modifications”).  The Landlord agrees to its best efforts to cause the Post-Commencement Date Building Modifications to be completed before December 31,

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

2008.  The foregoing notwithstanding, the Landlord and the Tenant acknowledge and agree that the Landlord’s completion of the Post-Commencement Date Building Modifications is not a condition precedent to any obligation of the Tenant to pay the Rent and any charges, nor is such completion a condition precedent to this Lease taking effect. Upon Landlord’s completion of Landlord’s Post-Commencement Date Building Modifications, Landlord shall provide written notice the to Tenant (hereinafter, the “Post-Commencement Date Building Modifications Completion Notice”).  Provided that Landlord is working diligently using commercially reasonable efforts after the Commencement Date to complete Landlord’s Post-Commencement Date Building Modifications, Landlord shall not be in default of its obligation to complete Landlord’s Post-Commencement Date Building Modifications.

However, in the event that the Landlord fails to complete the Post-Commencement Date Building Modifications by December 31, 2008, unless such delay is due to force majeure or caused by the Tenant, the Tenant may (after notice by the Tenant to the Landlord) undertake to complete the Landlord’s Post-Commencement Date Building Modifications.  In such event, (i) the Tenant shall be exempted from making any rental charge payments until the completion of the Post-Commencement Date Building Modifications or March 31, 2009, at the latest, and (ii) the Tenant shall be reimbursed for any reasonable expenses incurred by the Tenant in connection with the completion of the Post-Commencement Date Building Modifications after December 31, 2008 within twenty (20) days after the Tenant’s written demand therefor, which must be accompanied by all documents justifying the expenses incurred.

11.16	Compliance with Laws; Data Processing; Hazardous Materials; ICPE

11.16.1	Compliance with Laws

The Tenant, at the Tenant’s sole cost and expense, shall timely take all action required to cause the Leased Premises to comply at all times during the term of this Lease in all respects with all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority having jurisdiction (including without limitation any certificate of occupancy or other French equivalent and all regulations applicable to hygiene, safety and urban planning issues), including those regulations and decisions relative to the ICPE (as contemplated in Section 11.16.4, below) regulations and orders from the prefect issued to Landlord, and all covenants, conditions and restrictions affecting the Property now or in the future applicable to the Leased Premises and with all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function (collectively, “Applicable Laws”).  The Tenant shall not use the Leased Premises, or permit the Leased Premises to be used, in any manner, or do or suffer any act in or about the Leased Premises which:  (i) violates or conflicts with any Applicable Law; (ii) causes or is reasonably likely to cause damage to the Property, the Building, the Tenant Space or the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, HVAC, plumbing or sprinkler, access

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

control (including, without limitation, Landlord’s Access Control Systems including (i) a checkpoint at the level of the main entry to the Building which will be open twenty-four (24) hours a day, seven (7) days a week, (ii) an electronic "entry card" system to control access to the Building has been installed, and(iii) a video surveillance system has been installed ), mechanical, telecommunications, elevator and escalator systems and equipment (collectively, the “Building Systems”); (iii) will invalidate or otherwise violates a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Building, and/or the Leased Premises, or the property located therein, or will increase the cost of any of the same (unless, at the Landlord’s election, the Landlord permits an activity which will cause an increase in any such insurance rates on the condition that the Tenant shall agree in writing to pay any such increase to the Landlord immediately upon demand in addition to the Base Rent); (iv) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Building or the Property, or any equipment, facilities or systems of any such tenant; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located on the Property; (vi) amounts to (or results in) the commission of waste in the Leased Premises, the Building or the Property; (vii) violates any of the rules and regulations promulgated from time to time by the Landlord applicable to the Leased Premises, the Building or the Property (including, without limitation, the Datacenter Rules and Regulations), provided that the Tenant was given prior notice of such rule or regulation and that it does not disrupt the normal activities of the Tenant in the Leased Premises; or (viii) is not a Permitted Use.  The Tenant agrees that any incident or accident that has resulted (or may result) in non-compliance with Applicable Laws shall be immediately reported in writing to Landlord.  Tenant shall be responsible for any losses, costs or damages in the event that unauthorized parties gain access to the Leased Premises, the Building or the Property through access cards, keys or other access devices provided to the Tenant by the Landlord.  The tenant shall promptly upon demand reimburse the Landlord, in addition to the Base Rent, for any additional premium charged for any insurance policy by reason of the Tenant’s failure to comply with the provisions of this Article 11.16.  The Tenant agrees to indemnify the Landlord for any direct or indirect consequence of the Tenant’s non-compliance with any of the above, whether such non-compliance is intentional or unintentional

11.16.2	Landlord's automatic personal data processing

The Landlord and the Tenant acknowledge that Landlord’s Access Control System  may, now or hereafter, incorporate certain security elements (e.g., biometric scanners) that collect and process personal data (e.g., fingerprints) (“Personal Data”) of those individuals who access the Property, the Building, and/or the Leased Premises (“Landlord’s Automatic Personal Data

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

Processing”). Pursuant to the Act n° 78-17 of January 6, 1978, on data processing, data files and individual liberties amended by Act n° 2004-801 of August 6, 2004, the Decree n° 2005-1309 of October 20, 2005 enacted for the application of the Act of January 6, 1978, and the standards established and published by the French National Data Protection Authority (“Personal Data Processing Legislation”), the Tenant agrees to obtain (and provide to the Landlord) from all members of its personnel, prior to their entrance on the Property, their written consent to the Landlord’s collection and processing of their Personal Data. In order to comply with the Personal Data Processing Legislation, the Landlord agrees that, if the Landlord utilizes Landlord’s Automatic Personal Data Processing, (i) the Landlord will use Landlord's Automatic Personal Data Processing only for the purposes of access control and security related to the Property, Building, and/or the POP room, and (ii) the Landlord will notify the French National Data Protection Authority, as and to the extent required by Applicable Law, of the manner in which Personal Data is intended to be used in connection with Landlord’s Automatic Personal Data Processing, in order to obtain the French National Data Protection Authority’s prior approval of Landlord’s Automatic Personal Data Processing.

11.16.3	Hazardous Materials

No Hazardous Materials (as defined below) shall be Handled (as defined below) upon, about, in, at, above or beneath the Leased Premises or any portion of the Building or the Property by or on behalf of the Tenant, its transferees or partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Tenant Parties”).  Additionally, the Tenant shall not use the Leased Premises, or permit the Leased Premises to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law.  Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use may be used at the Leased Premise without the Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below) and only in a manner consistent with Institutional Owner Practices (as defined in below).

The Landlord nonetheless hereby authorizes the Tenant as of the execution date of the present agreement and for the purposes of its business activity in the Leased Premises to use, the following materials and products:

- Refrigerant gas (70m³)
- Glycol water (650 m³)
- Lead batteries (110 tons)
- Domestic fuel (300 m³)
- Coolant from diesel generators (25 m³)
- Mineral oil from diesel lubrification (12 m³)

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

- Argo 55 (130 m³)
- FM200 (50 m³), to be fully eliminated in 2010

“Environmental Laws” shall mean and include all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment, including without limitation Arrêté Préfectoral Number 02-1736 of April 23, 2002, delivered pursuant to French environmental regulations on Installations Classées pour la Protection de l’Environnement (“ICPE”) or any other arrêté préfectoral amending or replacing it.

“Hazardous Materials” shall mean and include:  (1) any material or substance:  (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB); (iv) a product or substance containing or presumed to contain asbestos, (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, and are defined, or become defined by any Environmental Law.  “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

"Trade Practices" shall mean and include those practices generally employed by the majority of institutional owners of Datacenters or of first class and institutional telecommunication systems.

11.16.4	Installations Classées pour la Protection de l'Environnement (ICPE)

The Landlord hereby represents that for any ICPE operated in the Building or on the Property, the Landlord is the sole holder of the Arrêté Préfectoral Number 02-1736 of April 23, 2002, delivered pursuant to French environmental regulations relative to ICPE's (a copy of which appears in Annex 10) and that the Landlord will be the sole holder of any other arrêté préfectoral amending or replacing it.  The Landlord shall inform the Tenant of any arrêté préfectoral amending or replacing the Arrêté Préfectoral Number 02-1736 of April 23, 2002, as well as any eventual change in the operator thereof.

The Landlord also hereby represents and guarantees that, for any ICPE operated in the Building or on the Property, Landlord is and will be the sole contact with the local environment agency (STIIIC).  The Tenant shall not interfere in the relationships between the Landlord and the local environmental agency (STIIIC), including without limitation by directly contacting the local environmental agency (STIIIC) without the Landlord’s prior written consent.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

The Tenant shall immediately report to the Landlord any incident or accident which may directly or indirectly lead to any non-compliance with any Environmental Law, including without limitation Arrêté Préfectoral Number 02-1736 of April 23, 2002, delivered pursuant to French environmental regulations on ICPE or any other arrêté préfectoral amending or replacing it.

The Landlord, the Landlord’s agents and employees shall have the right to enter upon any and all parts of the Leased Premises, the Building, or the Property, provided that the Tenant has five (5) business days' notice  (except in the case of an emergency when no prior notice shall be required) and the visit is necessary to ensure the validity of Arrêté Préfectoral Number 02-1736 of April 23, 2002 delivered pursuant to French environmental regulations relative to ICPE's or any other arrêté préfectoral amending or replacing it, and more generally to comply with applicable Environmental Laws.

However, in the event where the request to enter the premises is issued by a competent administrative authority, the Tenant undertakes to allow access to all parts of the Leased Premises, the Building, or the Property upon presentation of the request permitting the Landlord and the administrative authorities in question, to conduct all necessary verifications and inspections. In the event where a representative of an administrative authority  conducts an unexpected site visit, the Tenant shall allow such representative immediate access to all of the Leased Premises.

11.17	Destruction of the Leased Premises

11.17.1	Destruction of the Leased Premises in their entirety

If the Leased Premises are destroyed in their entirety due to a construction defect, flood, fire, strike, act of war, civil war, riot or any other cause beyond the Landlord’s control, the Lease shall terminate by operation of law, without any indemnity being payable by either Party, but without prejudice to the rights that may be exercised by either of the Parties against the other Party if the destruction can be attributed to the latter.

11.17.2	Partial destruction of the Leased Premises

If the Leased Premises are destroyed in part due to wear and tear, a construction defect, flood, strike, act of war, civil war, riot or other cause beyond the Landlord’s control, the Landlord may:

1)	terminate the Lease by operation of law, without any indemnity being payable by either Party if, as a result of the partial destruction of the premises, (i) the Tenant is unable to carry on

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

a significant portion of its business in the Leased Premises and, (ii) if the Leased Premises cannot be rebuilt to their former state or used within six (6) months;

2)
if this is not the case, the Landlord may apply a Base Rent reduction for the duration of the partial loss of possession as calculated by reference to the area destroyed, it being specified that in this latter case, the Lease shall continue to apply to all of the Leased Premises;

Reciprocally, if the Leased Premises are destroyed in part due to wear and tear, a construction defect, flood, strike, act of war, civil war, riot or other cause beyond the Landlord's control, the Tenant may terminate the Lease by operation of law, without any indemnity being payable by either Party if, as a result of the partial destruction of the premises, the Tenant is unable to carry on a significant portion of its business in the Leased Premises, without prejudice to the Landlord’s rights against the Tenant and vice versa if the partial destruction of the premises can be attributed to either Party.

If the Parties fail to agree on whether or not the Tenant can continue to carry on its business in spite of the partial destruction of the Leased Premises, the Parties shall abide by the decision of an expert appointed either by mutual agreement or by the Presiding Judge of the Bobigny Regional Court ruling in urgent proceedings upon the application of the first Party to act. The costs and expenses arising in connection with the order and the fees of the expert thus chosen or appointed shall be paid by the Party which the expert finds to be at fault.

In the event of option (2) above, the calculation of the rent reduction shall be carried out by an expert chosen by the Landlord and the Tenant. In the event that the Parties fail to agree on an expert within forty-five (45) days following the partial destruction, such expert shall be appointed by the Presiding Judge of the Bobigny Regional Court ruling in urgent proceedings. The costs and expenses arising on connection with the order thus chosen or appointed shall be born equally between the Landlord and the Tenant.

In any event, the Tenant shall be responsible, together with its insurance company where applicable, for the consequences of any loss of possession on account of the partial destruction of the Leased Premises and any restoration work required.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

11.18	Insurance

11.18.1	The Landlord undertakes to insure with a reputable insurance company:

–	The Leased Premises, including all of the fixtures acquired or owned by the Landlord and all fit-out work and equipment against, in particular, the following risks:

Fire and lightning,
All explosions,
Electrical damage,
Falling aircraft and airborne objects,
Impact of a vehicle belonging to a third party,
Hurricanes, cyclones, tornadoes and storms,
Smoke damage,
Strikes, riots and uprisings,
Vandalism and malicious acts,
Water damage.

The insurance shall include ancillary covers, including, but not limited to expert's fees.

–	The Landlord’s civil liability for bodily injury and/or damage to property and/or consequential loss sustained by third parties on account of the buildings which form the Leased Premises.

The Landlord reserves the right to cover all other reasonable risks.

11.18.2	All of the related insurance covers shall be subject to the terms, conditions, limits and exclusions provided for in the policies taken out by the Landlord.

11.18.3
Insurance premiums shall be deemed to be rental charges. The Tenant undertakes to reimburse the premiums for the insurance taken out by the Landlord in respect of the Leased Premises which covers the risks listed above.

11.18.4	For its part, the Tenant shall take out insurance, at its expense, to cover the following throughout the term of the Lease with a solvent and reputable insurance company:

(a)
the furniture, movables, materials, equipment, systems and facilities and all items belonging to it or held in its custody for any reason whatsoever, as well as all the systems and facilities installed by the Tenant in the Leased Premises against all risks, in particular, the risks of theft, fire, explosions and water damage, as well as claims brought by third parties

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

and neighbors and glass breakage with respect to the Leased Premises; the Tenant also undertakes maintain insurance coverage throughout the term of the Lease to cover loss of possession of the Leased Premises and operating losses, even in the event of the loss of its ongoing business, in whole or in part, including on account of damage or losses sustained by the intangible elements attached to the said business, even if the damage or destruction results from a construction defect or was caused by a caretaker or any other individual for whom the Landlord is civilly liable;

(b)
its civil liability, in particular, with regard to all bodily injury or damage to property caused directly or indirectly during the performance of the work for which the Tenant is responsible, as well as damage which may be caused either as a result of the occupancy of the Leased Premises  as a result of its property, amenities, systems and facilities, or the use thereof, or by the Tenant’s staff.

11.18.5
The Tenant hereby waives its rights against the Landlord Group with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to the Building) which are caused by or result from (i) any and all risks insured against under any insurance policy required to be obtained and maintained by the Tenant and/or any Third Party under this Lease and that is currently maintained by the Tenant and/or any such Third Party at the time of such claim, damage, loss or injury, or (ii) any and all risks which would have been covered under any insurance policy required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required.  Additionally, the insurance policies subscribed by the Tenant and by all Third Parties, as defined below, shall specify that Tenant’s and such Third Parties’ respective insurers waive all rights of recourse against the Landlord Group for losses within the scope of the insurance and waivers  provided for in this Article 11.18.

In return for the foregoing, the Landlord hereby waives its rights against the Tenant Group with respect to any claims or damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from (i) any and all risks insured against under any insurance policy required to be obtained and maintained by the Landlord under this Lease and that is currently maintained by the Landlord at the time of such claim, damage, loss or injury, or (ii) any and all risks which would have been covered under any insurance policy required to be obtained and maintained by the Landlord under this Lease had such insurance been obtained and maintained as required.  Additionally, subject to the waiver of all rights of recourse by the Tenant and all Third Parties and their respective insurers, the insurance policies subscribed by the Landlord shall specify that the Landlord’s insurers waive all rights of recourse against the Tenant Group, including Third Parties, for losses within the scope of the insurance and waivers provided for in this Article 11.18.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

In regards of the present Article 11.18.5, "Third Parties" designates all occupants of the Leased Premises, the Building, and the Property because of, or for the benefit of the Tenant, all persons or entities having a right or interest (in particular, rights of priority and rights of retention) in the Infrastructural Equipment or any Other Equipment, and all persons or entities having had access to the Leased Premises because of, or for the benefit of the Tenant and thereupon suffered a prejudice or bodily harm while in the Leased Premises, the Building, or the Property.

11.18.6	The Tenant’s insurance policies shall contain a clause which specifies that the said policies may only terminate fifteen (15) days after the Landlord has been informed of said termination.

11.18.7
In order to show compliance with the foregoing provisions, before taking possession of the Leased Premises, and at the beginning of each calendar year, the Tenant shall send to the Landlord a certified true copy of its insurance policies or a certificate from its insurers confirming that the Tenant is duly insured (and that all premiums due have duly been paid) under the conditions set forth in this Article 11.18.

11.18.8	The Tenant alone shall pay the cost of any insurance supplements imposed on the Landlord or neighbours on account of the business conducted by the Tenant.

11.18.9	The Tenant also undertakes to comply with any decision taken by the Landlord with regard to the carrying out of technical alterations required or recommended by the insurers.

11.18.10
Lastly, the Tenant undertakes to give the Landlord notice by registered letter with advice of receipt of any loss, damage to or deterioration of the Leased Premises within 48 hours of which it becomes aware, of such loss, damage, or deterioration, at the risk of being held liable for any damages, the amount of which cannot be claimed from the company insuring the Leased Premises on account of a failure or delay in filing the related declaration.

11.18.11
It is expressly agreed that the Landlord may take out any additional insurance it considers necessary at any time during the term of the Lease to supplement or complete the covers mentioned above if required to do so by law or if the nature of the business conducted by the Tenant or the way in which the Tenant uses the Leased Premises changes.

11.18.12
Provided that the Tenant's normal activities in the Leased Premises are not disturbed, The Tenant shall grant the Landlord’s insurers, once yearly, unrestricted access to the Leased Premises to enable them to assess the risks to be covered.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

11.19	Assignment - Subletting – Permitted Licensees

11.19.1
The Tenant shall be prohibited from granting to any third party the right to use the Leased Premises, in whole or in part, by any means whatsoever, even temporarily, free of charge or by an agreement determinable at will. In particular, the Tenant shall be prohibited from subletting the Leased Premises in whole or in part and from leasing its ongoing business.

11.19.2
In derogation to the foregoing, the Tenant shall be authorised to sublet surface areas not exceeding 680m² to any corporate client, subject to compliance with the following terms, which must be specified in all sublease agreements:

(a)	the Tenant and the Landlord expressly agree that the Leased Premises form an indivisible whole; any subtenant may not claim any direct right of renewal of its lease from the Landlord;

(b)
the Tenant shall remain solely liable vis-à-vis the Landlord for all obligations hereunder and the Landlord shall deal exclusively with the Tenant with regard to all the obligations arising under the Lease;

(c)
no sublease shall be granted for a term longer than that remaining on the term of the Lease, nor for a rental amount (per square meter) less than the amount of Base Rent applicable during the course of the sublease;

(d)
if, notwithstanding the prohibition referred to in Article 11.19.1 hereinabove, the Tenant subleases to one or more of its customers, a surface area equal to or greater than twenty-five (25%) of the Leased Premises in consideration of sum greater than (a) the pro-rata portion of Base Rent applicable to the portion of the Leased Premises that is the subject of the sublease(s), plus (b) the leasing costs (i.e., tenant improvement allowances and broker commissions) incurred by the Tenant in connection with such sublease(s), (collectively, the "Excess Rent"), then Tenant shall pay to the Landlord, as Additional Rent, fifty percent (50%) of any such Excess Rent immediately upon Tenant's receipt thereof.

It is specified all service contracts entered into by the Tenant necessary to its business activity are not within the scope of this clause.

(e)
the Tenant shall be responsible for evicting its subtenant if the Lease ends for any reason whatsoever and shall pay any compensation due for the eviction or other amount which may be payable to the subtenant;

(f)
the Tenant shall check that the subtenant takes out the insurance policies referred to in Article 11.18 and that such policies include a waiver of the right to take action against the Landlord and its insurers, as provided for

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

in Article 11.18.5;

(g)	if the Landlord grants any authorization to enter into a sublease during the term of the Lease, such authorization shall end if the Lease is assigned by the Tenant;

(h)	the aggregate area sublet by the Tenant shall not exceed sixty percent (60%) of the total lettable area of the Leased Premises.

In accordance with the provisions of Article L. 145-31 of the French Commercial Code, the Landlord shall be asked to sign the sublease agreement, a draft of which shall have been sent to it at least fifteen (15) days in advance, by registered letter with advice of receipt.

In the event the Landlord does not sign the agreement, a copy of the sublease shall be sent to it within fifteen (15) days of the signature thereof.

11.19.3
The Tenant may also enter into service agreements with its customers occupying the Leased Premises for the purposes of datacenter activities, provided that such agreements are not construed as commercial leases and do not therefore benefit from the rules governing such leases. However, the Tenant may not enter into any service agreements that grant an occupancy right to a surface area of more then 680m² in the Leased Premises.

11.19.4
Permitted Licensees.  Landlord acknowledges that the business to be conducted by the Tenant in the Premises may require the installation of certain computer, switch, and/or communications equipment  owned by licensees that the Tenant may authorize for the sole purposes of the installation and operation of such equipment (“Permitted Licensees”) to enter on to the Leased Premises (but not outside of the Leased Premises), and in order for the Permitted Licensees to place and maintain this equipment which may interconnect with the Tenant’s facilities and/or the Permitted Licensees’ facilities (the “Permitted Interconnection”). To activate the Permitted Licensees’ access to the Premises for the Permitted Interconnection, the Landlord expressly agrees that the Tenant may, without the Landlord’s further consent, authorize the use or occupancy of portions of the Premises to the Permitted Licensees for the sole purpose of the Permitted Interconnection pursuant to written agreements by and between the Tenant and the Permitted Licensees (collectively, “Permitted Agreements”). The Permitted Licensees shall comply with all Applicable Laws and the Building Rules and Regulations.  The Permitted Agreements and the Permitted Licensees’ rights thereunder shall be subject and subordinate at all times to the Lease and all of its provisions, covenants and conditions.  Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the Landlord Group from and against (and to reimburse Landlord and the Landlord Group for) any and all Claims arising from or in any manner relating to (i) any Permitted Agreement, (ii) the

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

access or occupancy of the Leased Premises or any other portion of the Building or the Property by any Permitted Licensee or any person claiming by, through or under any Permitted Licensee, its partners, and their respective officers, agents, servants or employees of Tenant or any such person (collectively, the “Permitted Licensees Parties”), (ii) the acts or omissions of any Permitted Licensee or any Permitted Licensees Parties. Anything to the contrary contained herein notwithstanding, Landlord and Tenant acknowledge and agree that Permitted Agreements shall not constitute, or be deemed to be, the grant of a leasehold interest or otherwise constitute, or be deemed to be, a real property interest.

11.19.5	The Lease shall not be assigned by any means whatsoever without the prior written consent of the Landlord.

In derogation to the foregoing, the Landlord hereby authorizes the Tenant to assign the present Lease rights to any company belonging to the Tenant's group as defined in the provisions of Article L. 233-3 of the Commercial Code. The Tenant undertakes to provide a copy of the assignment agreement within fifteen (15) days following the signing of such agreement.

No transfer will release the Tenant from Tenant's obligations under this lease or alter the primary liability of the Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The provisions herein must be reproduced in all subsequent transfers.

11.19.6
No sublease for a portion of the Leased Premises, or the accordance of an occupancy right on the Leased Premises by virtue of a service agreement, for a surface area exceeding 680m² may be granted without the prior written consent of the Landlord. Such consent may be further subject to a payment by the Tenant to the Landlord of an indemnity, the amount of which is to be determined by the mutual agreement of the Parties.

For each sublease contract or service agreement entered into by the Tenant in breach of the preceding provisions, the Tenant shall pay to the Landlord a fixed, inclusive and non-negotiable indemnity of eighty-five-thousand euros (85.000 €). In such a case, the Landlord may not invoke the termination clause.

11.20	Tenant’s failure to comply with its obligations

If the Tenant fails to comply with the obligations incumbent upon it under the Lease, two (2) months after an ordinary notice has been sent by registered letter with advice of receipt, or served by a judicial officer, and has gone unheeded (except in the case of an emergency affecting the security of the Property), the Landlord may arrange for the breached obligation to be performed by any company of its choice at the Tenant’s risk and expense, the costs of which shall be added by operation of law to the next installment of Base Rent, notwithstanding any damages that may be claimed or the implementation of the termination clause. The Landlord’s contractors shall perform their tasks with care,

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

taking all the requisite measures to avoid disrupting the Tenant’s activities.

In case of an emergency or if the Tenant breaches its prevention, health and safety obligations, the Landlord may take action immediately without observing the aforementioned deadline of two (2) months.

12.	Non-waiver

No tolerance regarding the conditions of the Lease, shall be deemed to constitute an amendment to or the elimination of such conditions, regardless of the frequency and duration thereof. The Landlord may cease to tolerate the breach at any time without formality or notice.

13.	Changes to shareholders

The Tenant shall inform the Landlord by registered letter with advice of receipt of any change in the control of the Tenant company, that is to say, if more than 50% of its shares (capital or voting rights) or partnership shares (capital or voting rights) are sold or in the event of a change of control within the meaning of Article L. 233-3 of the French Commercial Code of any company which controls the Tenant directly or indirectly, within one (1) month of the date on which such change of control takes place.

14.	Termination clause

14.1
In the absence of payment of (i) a single installment of Base Rent, (ii) the charges and various reimbursements which are payable with the Base Rent, (iii) any ancillary amounts, (iv) outstanding Base Rent, (v) penalties or late-payment interest, (vi) any indemnity due, payable for any reason whatsoever (in particular, after the effective date of a notice of termination where the Landlord refuses to renew the Lease), and (vii) more generally, any amounts payable by the Tenant to the Landlord, regardless of the reason therefor, or in the event of non-compliance with any of the clauses, charges and conditions of the Lease – which all have the same binding force – the Lease shall be terminated by operation of law at the Landlord’s discretion, without any legal formality, if the Tenant fails to comply with a formal notice to pay an amount or perform an obligation, which refers to this termination clause, within one (1) month.

14.2
In the event that a formal notice or order to perform is issued under the foregoing terms, and is still unheeded at the time limit set, the Landlord may choose to implement the termination clause or require the agreement to be performed, or waive its rights to enforce the order in whole or in part, in which case it shall give express notice of such waiver.

14.3
The Landlord shall retain this option until such time as the Tenant voluntarily complies with a formal notice to vacate the Leased Premises or is forced to do so. Such formal notice may be in the form of an application to a court for an eviction order.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

14.4	If the Tenant refuses to vacate the Leased Premises after the termination of the Lease under the conditions set forth in this Article 14, it may be forced to do so by an urgent order rendered by the Presiding Judge of the Bobigny Regional Court, which shall be immediately enforceable, without any guarantee and notwithstanding any appeal.

14.5	If the Lease is terminated by virtue of this termination clause:

14.5.1	The Landlord shall retain all Base Rent and charges paid in advance, without prejudice to any other rights and rights of recourse it may hold.

14.5.2
The Tenant shall owe a monthly indemnity for occupation equal to the amount provided for in Article 11.10.5 by operation of law from the termination of the Lease until such time as the Landlord recovers possession of the Leased Premises.

14.5.3	Notwithstanding such termination by operation of law, the Landlord may claim compensation from the Tenant for the loss it sustains as a result of such early termination.

14.6
In any event, all costs and expenses arising in connection with official procedures, orders, legal proceedings, protective measures and measures of execution, as well as those arising in connection with the discharge of registrations and notices which may be required pursuant to the French Act of 17 March 1909, shall be borne by the Tenant and invoiced during the following period.

15.	WAIVER OF CLAIMS; INDEMNITY

The Parties' obligations under this Article 15 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to the Tenant’s vacation of the Leased Premises and the Building.  Nothing contained in this Article 15 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either the Tenant or the Landlord in accordance with Articles 11.18 and 11.2.14, and as completed by this Article 15.

15.1	Waiver

To the fullest extent permitted by law, the Tenant, as a material part of the consideration to the Landlord, hereby assumes all risk of, and waives all claims it may have against the Landlord and its respective directors, officers, shareholders, members, employees, agents, constituent partners, affiliates, beneficiaries, trustees and representatives (the “Landlord Group”) for damage to or loss of property (including, without limitation, consequential damages, loss of profits and intangible property) or personal injury or loss of life or other damages of any kind resulting from the Property, the Building, or the Leased Premises, or any part thereof becoming beyond repair, by reason of any repair or alteration thereof, or resulting from any accident within the Property, the Building, or the Leased Premises or on or about any space adjoining the same, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Property, the

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

Building, or the Leased Premises, or any space adjoining the same, or the mechanical systems of the Building, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Leased Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to the Tenant, provided, however, that such assumption and waiver shall not apply to the extent such claims are determined by a court of competent jurisdiction to have been proximately caused by the negligence or willful misconduct of the Landlord or any other member of the Landlord Group.

The Tenant agrees that the Landlord shall not bear any responsibility or liability for any damage to the Tenant’s equipment or interruption of the Tenant’s operations which is caused by any other tenant or occupant of the Building or the Property or the employees, agents, contractors, technicians, representatives, customers, co-locators or invitees of any such tenant or occupant, except to the extent that these damages are caused by the negligence or willful misconduct of the Landlord or any member of the Landlord Group, as determined by a court of competent jurisdiction.

15.2	Indemnification

15.2.1
Tenant’s Indemnification. Without prejudice to the provisions of Article 11.18.5, and except to the extent caused by the negligence or willful misconduct of the Landlord or any other member of the Landlord Group, as determined by a court of competent jurisdiction, the Tenant shall indemnify, defend, and hold harmless the Landlord and the Landlord Group from and against any and all claims, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, attorneys’ fees, legal costs, and other costs and expenses of defending against any claims, actions, suits, or proceedings) (collectively, “Claims”) caused by: (i) the use or occupancy of the Leased Premises by the Tenant and/or any of its directors, officers, shareholders, members, employees, agents, constituent partners, affiliates, beneficiaries, trustees and/or representatives (together with Tenant, collectively, the “Tenant Group”), or any person acting by, through or under the Tenant or any other member of the Tenant Group, or the use or occupancy of any portion of the Building or the Property by the Tenant or any member of the Tenant Group, or any person claiming by them, through them or under them or any member of the Tenant Group , or (ii) the negligence or willful omissions of the Tenant, or any other member of the Tenant Group with respect to the Leased Premises, the Building or the Property.

In the event that any action or proceeding is brought against the Landlord or any member of the Landlord Group by reason of any such Claim, the Tenant upon notice from the Landlord shall defend such action or proceeding at the Tenant’s cost and expense by counsel reasonably approved by the Landlord, which may not be unreasonably withheld.  Tenant’s obligations under this Section 15.2.1 shall survive the expiration or termination of this Lease as to any matter arising prior to

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

such expiration or termination or prior to Tenant’s vacation of the Leased Premises and the Building.  Nothing contained in this Section 15.2.1 shall be interpreted or used in any way affecting, limiting, reducing or abrogating any insurance coverage provided by any insurer to either Tenant or Landlord.  This indemnity provision shall survive the termination or expiration of this Lease.

15.2.2
Landlord Indemnification, Without prejudice to the provisions of Articles 11.18.5 and 15.1, Landlord shall defend, indemnify, and hold harmless Tenant and the Tenant Group from and against all Claims caused by (i) the use or occupancy of the Buillding or the Property by the Landlord of the Landlord Group, or any person acting by, through, on its behalf or under the Landlord’s authority or that of any other member of the Landlord Group, or the use or occupancy of any portion of the Building or the Property by the Landlord or any member of the Landlord or the Landlord Group, or any person acting through them, on their behalf or under their authority or any member of the Landlord Group, or (ii) the negligence or willful omission of Landlord or any member of the Landlord Group with respect to the Building or the Property.  In the event that any action or proceeding is brought against Tenant or any member of the Tenant Group by reason of any such Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant, which may not be unreasonably withheld.  Landlord’s obligations under this Section 15.2.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Leased Premises and the Building.  Nothing contained in this Section 15.2.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.  This indemnity provision shall survive the termination or expiration of this Lease.

15.3	Consequential Damages

Under no circumstances whatsoever shall the Landlord or the Tenant ever be liable under this Lease for consequential damages, incidental damages, indirect damages, special damages or for loss of profit or loss of income.

The foregoing notwithstanding, with regard to any customer or other person or entity to which the Tenant, any of its affiliates, or transferees provides goods or services, which are in any way related to or associated with the use of the Leased Premises, including, but not limited to, those (now or hereafter) conducting transactions or other operations by or through or in connection with equipment and/or installations located within the Leased Premises, the Tenant hereby agrees to indemnify and hold the Landlord and the other members of the Landlord Group harmless with regard to (and to reimburse Landlord and any other members of the Landlord Group for) any and all claims by, through, under or related to any customer of the Leased Premises for, or with regard to, any type of consequential damages, incidental, indirect, or special damages, or for loss of profit or income.

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

16.	Costs and address for service – Jurisdiction

All of the costs, expenses, levies, taxes and duties arising in connection with this Lease, as well as those arising in connection with all matters consequential hereto, shall be borne solely by the Tenant.

Each Party shall pay the fees of its respective legal advisers or lawyers incurred in connection with the drafting and negotiation of the Lease.

For the purposes hereof, in particular, the delivery of all instruments served by a judicial officer or procedural documents, the Tenant’s address for service shall be at the Building and the Landlord’s address for service shall be at its registered office.

For the purposes of the Lease and all subsequent matters, the Parties mutually agree to grant jurisdiction to the courts in the place where the Building is located.

Executed in Paris
On 30 Septembre, 2008
In two originals

[signature]                                                                                     [signature]
The Landlord                                                                                     The Tenant

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

Translation for information purpose only

GUARANTEE FOR
RENT AND CHARGES PAYMENT

EQUINIX INC., a company incorporated under the Laws of Delaware, the registered office of which is situated 3500 South Dupont Highway, Dover, DE 19901, Delaware, USA, registered  under number 29 11 438, represented by Mr. Stephen Smith, as Director, duly authorised for the purpose of this Guarantee

Hereafter “the Guarantor”

Declares that it guarantees the undertakings:

of EQUINIX PARIS SAS, a French société par actions simplifiée, with share capital of € 37,000, the registered office of which is situated 167, rue de la Belle Etoile Parc d’Activité Paris Nord II – 95700 Roissy-en-France, under process of registration at the French Trade and Companies Registry of Pontoise.

 Hereafter “the Guaranteed Party”

In favour of:

DIGITAL REALTY (PARIS2) SCI, a French société civile immobilière, with share capital of € 866,000, the registered office of which is situated 40, avenue Jean Jaurès  – 93170 Bagnolet, registered at the French Trade and Companies Registry under number 492 802 947 R.C.S. Bobigny

Hereafter “the Lessor”

In respect of the payment of rents and charges that the Guaranteed Party may owe to the Lessor under the terms of the attached lease agreement dated 30th September 2008 between the Lessor and the Guaranteed Party for premises located at 114 rue Ambroise Croizat, 93220 Saint-Denis, for a fixed term of 12 years, starting on 1st October 2008 and ending on 30th September 2020, such guarantee being maintained in the event of renewal (hereafter the “Lease Agreement”).

To this end, the Guarantor waives its right to request that the Lessor (i) seeks prior enforcement against the Guaranteed Party (bénéfice de discussion) and (ii) apportions its claim against all debtors pro rata to their share of the debt (bénéfice de division).

Confidential document. Free translation of the orginal French agreement signed on 30 September 2008 for information purposes only.

This Guarantee can only be validly called by registered letter with acknowledgement of receipt sent by the Lessor to the Guarantor at its registered office during the time when it is valid and within 3 month after the tenant’s failure to pay, and after unsuccessful formal notice to pay sent to the tenant in the terms and conditions of the Lease Agreement.

Such registered letter shall contain all the relevant documents evidencing the sums for which the Guarantee is called.

Payment must be made within eight (8) working days from the date of the receipt by the Guarantor of the registered letter with acknowledgement of receipt referred to above.

This undertaking shall be irrevocable and unconditional as from the Date of Entry into Possession and throughout the entire term of the Lease Agreement, including its further renewals.

All costs and duties resulting from this Guarantee shall be borne by the Guarantor.

Any and all disputes arising from the interpretation or performance of this Guarantee shall be subject to the exclusive jurisdiction of the Courts under the competence of the Paris Court of Appeal that shall apply French law.

Signature